Exhibit 99.1

For More Information, Contact:
Aileen Osborn QAD Vice President Finance 805.566.6077 investor@qad.com	Rob Whetstone PondelWilkinson Inc. 310.279.5980 investor@pondel.com

QAD ANNOUNCES FISCAL 2008 THIRD QUARTER FINANCIAL RESULTS

Company Reports Record Third Quarter Revenue

SANTA BARBARA, Calif. – November 20, 2007 – QAD Inc. (NASDAQ: QADI), a global provider of enterprise software and services, today reported financial results for the fiscal 2008 third quarter and nine-month period ended October 31, 2007.

Total revenue increased 16 percent to $66.6 million in the third quarter of fiscal 2008 from $57.3 million in the same period last year. License revenue for the fiscal 2008 third quarter was up 28 percent to $14.1 million, compared with $11.0 million for the fiscal 2007 third quarter. Maintenance and other revenue grew four percent to $32.3 million in the third quarter of fiscal 2008, versus $30.9 million in the third quarter of fiscal 2007. Services revenue increased 31 percent to $20.2 million in the third quarter of fiscal 2008, compared with $15.4 million in last year’s third quarter.

Net income for the fiscal 2008 third quarter was $1.5 million, or $0.05 per diluted share, including pre-tax stock compensation expense of $1.5 million, or $0.03 per diluted share net of tax. In the comparable period last year, net income was $0.9 million, or $0.03 per diluted share, including pre-tax stock compensation expense of $1.3 million, or $0.03 per diluted share net of tax.

“This quarter QAD posted the highest third quarter revenue in the company’s history, driven by strong year-over-year increases in license and services sales,” said Karl Lopker, chief executive officer of QAD. “The most recent release of QAD Enterprise Applications, QAD 2007.1, which includes extensions to both our product suite and services offerings, is being well received by the market. This, together with improved execution, is helping us serve the needs of global manufacturers and grow our business.”

Gross margin in the third quarter of fiscal 2008 was 58 percent, compared with 60 percent in the same period last year, primarily reflecting a change in revenue mix. Total operating expenses were $35.3 million in the fiscal 2008 third quarter, compared with $32.9 million in the comparable period last year. The increase in total operating expenses primarily reflects higher personnel costs.

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QAD Inc.
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For the fiscal 2008 nine-month period ended October 31, 2007, QAD reported revenue of $187.4 million or an increase of 11 percent versus $169.1 million for the comparable period last year. Net income for the first nine months of fiscal 2008 was $0.2 million, or $0.01 per diluted share, including pre-tax stock compensation expense of $4.5 million, or $0.09 per diluted share net of tax. This compares with net income of $3.5 million, or $0.10 per diluted share, including stock compensation expense of $3.9 million, or $0.08 per diluted share net of tax, in the first nine months of fiscal 2007.

QAD’s cash and equivalents balance at October 31, 2007, was $46.6 million, versus $56.8 million at January 31, 2007. Both periods included restricted cash of $2.6 million related to our acquisition of Precision Software. For the fiscal 2008 third quarter, cash flow provided by operations was $3.4 million, compared with $0.7 million for the fiscal 2007 third quarter. For the first nine months of fiscal 2008, cash flow provided by operations was $10.7 million, compared with $10.9 million in the first nine months of fiscal 2007.

Third Quarter Fiscal 2008 Highlights:

•	QAD received orders from 19 customers representing more than $500,000 each in combined license, support and services billings, including four orders in excess of $1.0 million, one of which exceeded $2.0 million;

•	QAD received license orders from global manufacturers across its six vertical markets, including Akebono Brake Industry, Ameri-Forge, Arthrex, Aspect Medical Systems, FN Manufacturing, FNH USA, Hamilton Pharmaceutical, Hormel Foods, Johnson Controls, PFD Food Services, Sun Power and Wielton;

•	Under the existing stock repurchase program, QAD purchased approximately 226,000 shares of its common stock at an average price of $8.56 per share in the third quarter of fiscal 2008. Thus far in the 2008 fiscal year, QAD has purchased a total of 1.7 million shares at an average price of $8.24;

•	The company released QAD Enterprise Applications 2007.1 (QAD 2007.1), both On Demand and On Premise, aimed at addressing the requirements of global manufacturers. QAD 2007.1 includes enhancements to the company’s core product suite, including QAD Transportation Management System, QAD Supply Visualization, QAD Business Intelligence, QAD .NET UI and QAD QXtend;

•	QAD entered into a strategic alliance with Plante & Moran, PLLC, a certified public accounting and management consulting firm specializing in the automotive and medical device industries, to help expand the company’s reach into these industries in the U.S.;

•	Independent research firm, Forrester Research, cited QAD as a leader in the Small & Medium Business edition of its Enterprise Applications Software Licensing and Pricing, Q4 2007 study. QAD was also named a Strong Performer in the large enterprise edition of the survey.

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QAD Inc.
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Business Outlook
QAD anticipates revenue between $255 million and $261 million and earnings in the range of $0.11 to $0.18 per diluted share for the full year ending January 31, 2008. This guidance includes an estimated charge for stock compensation expense of $0.12 per diluted share net of tax. QAD assumes an effective tax rate of 47 percent for fiscal 2008.

Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2008 third quarter. The conference call will be webcast live and is accessible on the investor relations section of QAD’s Web site at www.qad.com, where it will be available for approximately one year.

About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and life science products use QAD applications at approximately 5,800 licensed sites in more than 90 countries and in as many as 27 languages. For more information about QAD, telephone +1-805-684-6614, or visit the QAD Web site at: www.qad.com.

QAD” is a registered trademark of QAD Inc. All other products or Company names herein may be trademarks of their respective owners.

Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2007 ended January 31, 2007.

– Financial Tables Follow –

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QAD Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2007	2006	2007	2006
Revenue:
License fees	$14,074	$10,974	$39,082	$34,736
Maintenance and other	32,287	30,949	95,090	91,847
Services	20,247	15,401	53,277	42,515

Total revenue	66,608	57,324	187,449	169,098
Cost of revenue:
Cost of license fees	2,294	1,852	6,217	5,367
Cost of maintenance, service and other revenue	25,820	21,311	73,531	62,346

Total cost of revenue	28,114	23,163	79,748	67,713

Gross profit	38,494	34,161	107,701	101,385
Operating expenses:
Sales and marketing	17,167	15,566	51,154	47,114
Research and development	9,986	9,835	30,375	30,092
General and administrative	8,017	7,389	24,726	21,138
Amortization of intangibles from acquisitions	168	107	576	148

Total operating expenses	35,338	32,897	106,831	98,492

Operating income	3,156	1,264	870	2,893
Other (income) expense:
Interest income	(550)	(617)	(1,713)	(2,008)
Interest expense	325	320	1,025	859
Other (income) expense, net	506	99	431	(1,533)

Total other (income) expense	281	(198)	(257)	(2,682)

Income before income taxes	2,875	1,462	1,127	5,575
Income tax expense	1,359	515	959	2,099

Net income	$1,516	$947	$168	$3,476

Basic net income per share	$0.05	$0.03	$0.01	$0.11
Diluted net income per share	$0.05	$0.03	$0.01	$0.10

Basic weighted shares	31,210	32,238	31,829	32,465
Diluted weighted shares	32,023	32,911	32,537	33,192

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	October 31,	January 31,
	2007	2007
Assets
Current assets:
Cash and equivalents	$44,035	$54,192
Restricted cash	2,612	2,612
Accounts receivable, net	51,089	68,806
Other current assets	17,196	16,352

Total current assets	114,932	141,962

Property and equipment, net	42,819	42,396
Capitalized software costs, net	9,214	9,631
Goodwill	21,291	18,834
Other assets, net	14,671	14,194

Total assets	$202,927	$227,017

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$279	$272
Accounts payable and other current liabilities	45,566	49,613
Deferred revenue	64,915	77,075

Total current liabilities	110,760	126,960

Long-term debt	17,060	17,271
Other liabilities	3,264	5,428

Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	133,109	128,757
Treasury stock	(32,270)	(22,870)
Accumulated deficit	(24,871)	(21,216)
Accumulated other comprehensive loss	(4,160)	(7,348)

Total stockholders’ equity	71,843	77,358

Total liabilities and stockholders’ equity	$202,927	$227,017

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Nine Months Ended
	October 31,
	2007	2006
Net cash provided by operating activities	$10,707	$10,943

Cash flows from investing activities:
Purchase of property and equipment	(3,969)	(3,714)
Restricted cash	—	(2,612)
Capitalized software costs	(984)	(1,044)
Acquisitions of businesses, net of cash acquired	(3,940)	(6,973)
Proceeds from sale of intangible assets	—	906
Proceeds from sale of property and equipment	100	177

Net cash used in investing activities	(8,793)	(13,260)

Cash flows from financing activities:
Repayments of debt	(209)	(244)
Proceeds from issuance of common stock	2,579	1,384
Changes in cash overdraft	(1,359)	950
Repurchase of common stock	(14,218)	(5,567)
Minority shareholder payment	—	(389)
Dividends paid	(2,406)	(2,441)

Net cash used in financing activities	(15,613)	(6,307)

Effect of exchange rates on cash and equivalents	3,542	(979)

Net (decrease) increase in cash and equivalents	(10,157)	(9,603)
Cash and equivalents at beginning of period	54,192	59,971

Cash and equivalents at end of period	$44,035	$50,368